Exhibit 5.1

December 14, 2017
Cowen Inc.
599 Lexington Avenue
New York, New York 10022

Re:     Offering of 7.35% Senior Notes due 2027
Ladies and Gentlemen:
We have acted as counsel to Cowen Inc., a Delaware corporation (the “Company”), in connection with the sale by the Company of the Company’s 7.35% Senior Notes due 2027 (the “2027 Notes”) pursuant to the Underwriting Agreement dated December 5, 2017 (the “Underwriting Agreement”) among the Company, Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives for the several underwriters named therein (the “Underwriters”). The Company is, on the date hereof, issuing $18,000,000 aggregate principal amount of 2027 Notes (the “Option Notes”) in connection with the Underwriters’ exercise in full of their option to purchase the Option Notes pursuant to Section 2(b) of the Underwriting Agreement on December 11, 2017. The Option Notes will be issued under that certain Indenture dated as of October 10, 2014, as supplemented by that certain Second Supplemental Indenture dated as of December 8, 2017 (as supplemented, the “Indenture”) between the Company and The Bank of New York Mellon, as trustee. The Option Notes are being offered pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being delivered in connection with (i) that certain Registration Statement on Form S-3 (File No. 333-221496), as amended, originally filed with the Securities and Exchange Commission (the “Commission”) on November 9, 2017, which Registration Statement became effective on December 4, 2017 (the “Registration Statement”) and (ii) a Prospectus Supplement, dated December 5, 2017 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424 under the Securities Act, which supplements the prospectus contained in the Registration Statement.
We have examined such documents as we have considered necessary for purposes of this opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Indenture, (iv) a certified copy of each of the certificate of incorporation and the by-laws of the Company, each as amended, (v) the Underwriting Agreement, (vi) the form of global certificate evidencing the Option Notes and (vii) such other documents and matters of law as we have deemed necessary in connection with the opinions hereinafter expressed.
As to questions of fact material to the opinions expressed below, we have relied without independent check or verification upon certificates and comparable documents of public officials and officers and representatives of the Company and statements of fact contained in the documents we have examined. In our examination and in rendering our opinions contained herein, we have assumed (i) the genuineness of all signatures of all parties; (ii) the authenticity of all corporate records, documents, agreements, instruments and certificates submitted to us as originals and the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies; (iii) the due organization, valid existence and good standing of all parties (other than the Company) under all applicable laws; (iv) the legal right and power of all parties (other than the Company) under all applicable laws and regulations to enter into, execute and deliver such documents, agreements and instruments; (v) the due authorization, execution

Cowen Inc.
December 14, 2017

and delivery of the Registration Statement and due authorization of all documents, agreements and instruments (including the Indenture) by all parties thereto (other than the Company) and the binding effect of such documents, agreements and instruments on all parties (other than the Company); (vi) that all consents, approvals and authorizations by any governmental authority required to be obtained by all parties (other than the Company) have been obtained by such parties; and (vii) the capacity of natural persons.
A.Based on the foregoing, and subject to the exceptions, qualifications and assumptions set forth herein, we are of the opinion that:

1.
The Indenture has been duly authorized and, when duly executed and delivered, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with the terms thereof.

2.
The Option Notes have been duly authorized and, when they have been duly executed and authenticated in accordance with the provisions of the Indenture, as applicable, and delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms thereof, entitled to the benefits of the Indenture.

B.	The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

1.
The opinions expressed herein are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the Federal laws of the United States as in effect on the date of this letter and typically applicable to the transactions of the type contemplated in this letter and to the specific legal matters expressly addressed herein and no opinion is expressed or implied with respect to the laws of any other jurisdiction or any legal matter not expressly addressed herein.

2.
The opinions set forth above are qualified in that the legality or enforceability of the documents referred to therein may be (a) subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (b) limited insofar as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court before which any enforcement thereof may be sought, and (c) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Insofar as provisions of any of the documents referenced in this letter provide for indemnification or contribution, the enforcement thereof may be limited by public policy considerations.

3.
We express no opinion as to provisions of the documents referenced in this letter insofar as such provisions relate to (i) the subject matter jurisdiction of a United States Federal court to adjudicate any controversy relating to such documents, (ii) the waiver of inconvenient forum with respect to proceedings in any such United States Federal court, (iii) the waiver of right to a jury trial, (iv) the validity or enforceability under certain circumstances of provisions of the documents with respect to severability or any right

Cowen Inc.
December 14, 2017

of setoff or (v) limitations on the effectiveness of oral amendments, modifications, consents and waivers.

4.
This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.
Very truly yours,
/s/ Willkie Farr & Gallagher LLP